Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Equity Incentive Plan and 2019 Employee Stock Purchase Plan of Palomar Holdings, Inc. and Subsidiaries of our report dated March 9, 2021, with respect to the consolidated financial statements and schedules and the effectiveness of internal control over financial reporting of Palomar Holdings, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
May 6, 2021